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                         Exhibit (11) - Statement Re:
                       Computation of Earnings Per Share

                                                                           Three Months Ended
                                                                                March 31
                                                                        1996                1995
Primary:
   Average shares outstanding                                          5,800,779           4,454,862
   Net effect of dilutive stock options-
      based on the Treasury/Stock
      method using average market price                                   16,555                 --


Assumed issuance under existing
   Contingent Value Rights agreement                                     916,622                 --
                                                                     -----------       -------------

Totals                                                                 6,733,956           4,454,862
Net income (loss)                                                    $   507,461       $    (316,671)
Per share amount                                                            $.08       $      (  .07)


Fully diluted:
   Average shares outstanding                                          4,454,862           5,800,779
   Net effect of dilutive stock options-
      based on the Treasury Stock Method
      using average market price which is
      greater than the qtr.-end market price                              16,555                 --
   Assumed conversion of 8%
      convertible preferred stock                                        508,233                 --
   Assumed issuance under existing Contingent
      Value Rights agreement                                             916,622                 --
                                                                     -----------       -------------


Totals                                                                 7,242,189           4,454,862
Net income (loss)                                                    $   598,943       $    (316,671)
Per share amount                                                     $       .08       $       ( .07)



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